Exhibit 99.1

Contact:	Contact:
Trans World Entertainment	Financial Relations Board
John J. Sullivan	Marilynn Meek
EVP, Chief Financial Officer	(mmeek@frbir.com)
(518) 452-1242	(212) 827-3773

38 Corporate Circle
Albany, NY 12203
www.twec.com	NEWS RELEASEE

TRANS WORLD ENTERTAINMENT ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

     Albany, NY, January 12, 2009 – Trans World Entertainment Corporation (NASDAQ: TWMC) today announced that Bryant Riley has been appointed to the Company’s Board of Directors. Mr. Riley is currently the Managing Member and founder of Riley Investment Management LLC and founder and Chairman of B. Riley & Co., LLC, a Southern California-based brokerage and investment banking firm providing research and trading ideas primarily to institutional investors since 1997. Riley Investment Management LLC is an investment adviser, which provides investment management services, and is the general partner of Riley Investment Partners Master Fund, L.P. Mr. Riley is also a director of Aldila, Inc., Alliance Semiconductor Corporation, DDi Corp., and lcc International, Transmeta, and Silicon Storage.

     "Bryant Riley brings extensive experience and a history of strong leadership to the Company’s Board of Directors," commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment.

     Mr. Riley will fill the vacancy created by the retirement of Marty Hanaka from the Board of Directors. Mr. Hanaka is retiring from the Board to pursue other interests that will prevent him from dedicating the time necessary to exercise his duties as a board member.

     "Over the past ten years Marty has provided excellent service as a Director. We are grateful for his leadership and contributions to the Board over these many years and wish him the best," said Mr. Higgins, Chairman of the Board.

     Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.